Exhibit 99.1

Veraz Networks Receives NASDAQ Listing Compliance Notice

SAN JOSE, Calif., July 2, 2010 (BUSINESS WIRE) — Veraz Networks (NASDAQ: VRAZ), a leading provider of Multimedia Generation Network (MGN) application, control, and bandwidth optimization products, today announced that on July 1, 2010, it received a letter from the NASDAQ Stock Market stating that the minimum closing bid price of the Veraz’s common stock was below $1.00 per share for 30 consecutive business days and thus not in compliance with Listing Rule 5550(a) (2). The notification letter has no effect at this time on the listing of the Veraz’s common stock on the NASDAQ Global Market and Veraz’s common stock will continue to trade on the NASDAQ Global Market under the symbol VRAZ.

The notification letter states that Veraz will be afforded 180 calendar days, or until December 28, 2010, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Veraz’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Veraz demonstrates an ability to maintain long term compliance, NASDAQ will provide written confirmation of compliance and the matter will be closed.

If Veraz does not regain compliance by December 28, 2010, NASDAQ will provide written notification to Veraz that it’s common stock may be delisted. At that time, Veraz may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel.

Veraz intends to actively monitor the bid price for its common stock between now and December 28, 2010, and will consider available options to regain compliance with the NASDAQ minimum closing bid price requirement.

About Veraz Networks

Veraz Networks, Inc. (NASDAQ: VRAZ) is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Veraz Networks makes it possible for fixed and mobile service providers to create, manage and transport application sessions cost-effectively and securely across TDM and IP networks. Service providers worldwide use the Veraz MGN portfolio to extend their existing legacy applications to new all-IP based networks, rapidly add customized services that drive revenue, and lower the cost of session transport. The Veraz MGN architecture separates the control, media, and application layers while unifying management of the network, enabling any application to run over any network while optimizing session control and transport. Wireline and wireless service providers in more than 60 countries have deployed products from the Veraz MGN portfolio, which includes the ControlSwitch™, Network-adaptive Border Controller, I-Gate 4000 Media Gateways, I-Gate 4000 Session Bandwidth Optimizer, I-Gate 4000 SIP Gateway, VerazView Management System, and a set of prepackaged applications. For more information please visit www.veraznetworks.com. SOURCE: Veraz Networks, Inc.

VRAZ-IR

Investor Relations Contact:

MBS Value Partners

Ron Vidal, 212-750-5800

ron.vidal@mbsvalue.com

Press Contacts:

Veraz Networks, Inc.

Dawn Hogh

408-750-9533

dhogh@veraznet.com